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                                                                    EXHIBIT 99.1

FLEMING COMPLETES GROCERY WHOLESALE TRANSACTION

DALLAS, Aug. 25 /PRNewswire-FirstCall/ -- Fleming Companies, Inc. announced today that the sale of the company's grocery wholesale assets was completed as expected at midnight, Saturday, August 23, 2003.

The Garland Division was acquired by Grocers Supply. The Miami Division was acquired by Associated Grocers of Florida. Associated Wholesale Grocers of Kansas City acquired the Nashville, Memphis, Memphis GMD, Tulsa, Lincoln and Topeka Divisions. C&S acquired the Hawaii, Fresno, Sacramento, Sacramento GMD, LaCrosse, LaCrosse GMD, Massillon and Milwaukee Divisions.

With the sale finalized, the company also announced today that Peter S. Willmott has completed his tenure as Fleming's Interim CEO and President. Mr. Willmott continues to serve as a member of the Board of Directors. Non- Executive Chairman of the Board Archie R. Dykes has assumed the responsibilities of CEO.

"Pete has served Fleming with much distinction under very difficult circumstances," said Dr. Dykes. "We have been fortunate to have Pete serve as Interim CEO and President, and he has done so at considerable disruption to his personal life. Pete has been instrumental in helping make the best of a challenging situation at Fleming. The Board of Directors is grateful for all that Pete has done in service to the company, and we appreciate his continued role as a member of the Board of Directors."

Dr. Dykes will continue to work closely with Chief Restructuring Officer Ted Stenger as the company works through the remainder of the restructuring process. Fleming's remaining operational entity is the Core-Mark International convenience distribution business, based in South San Francisco, California. Core-Mark's fill rates to customers have returned to historical industry standards and the company continues to focus on serving the convenience industry as a broad line distributor with a nationwide distribution network. The company is actively exploring strategic alternatives for Core-Mark. This includes responding to expressions of interest from parties interested in acquiring the convenience business.

About Fleming

Fleming (OTC Pink Sheets: FLMIQ) and its operating subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 1, 2003. The filings were made in the U.S. Bankruptcy Court in Wilmington, Delaware. Fleming's court filings are available via the court's website, at www.deb.uscourts.gov. To learn more about Fleming, visit the company's Web site at www.fleming.com.

Forward-Looking Statement

This document contains forward-looking statements regarding future events. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially from those stated in this release, including without limitation: the ability of the


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company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility; court approval of the company's motions prosecuted by it from time to time; the ability of the company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the company to obtain or maintain trade credit, and shipments and terms with vendors and service providers for current orders; the company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to retain and compensate key executives and associates; the ability of the company to retain customers; and changes in general economic conditions. Additional information about these and other factors is contained in Fleming's reports and filings with the Securities and Exchange Commission. The forward- looking statements speak only as of the date made and Fleming undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date of this release.

CONTACT: SHANE BOYD 972.906.2125

SOURCE Fleming